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                          U.S. HELICOPTER CORPORATION
                               6 EAST RIVER PIERS
                                   SUITE 216
                          DOWNTOWN MANHATTAN HELIPORT
                               NEW YORK, NY 10004


                               September 2, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:  U.S. HELICOPTER CORPORATION (THE "COMPANY")
          REGISTRATION STATEMENT ON FORM SB-2
          REGISTRATION NO. 333-124262

Ladies and Gentlemen:

     The undersigned hereby requests that the letter requesting the acceleration of the effective date of the above-referenced Registration Statement as filed with the Securities and Exchange Commission on August 31, 2005 be withdrawn. The Company will be filing Amendment No. 5 to the Registration Statement and intends to request acceleration of the effective date in connection therewith.

                                            Very truly yours,

                                            U.S. Helicopter Corporation

                                            /s/ George J. Mehm, Jr.
                                            ------------------------------------
                                            George J. Mehm, Jr.
                                            Senior Vice President and
                                            Chief Financial Officer